Exhibit 10.2

AIREON LLC

2013 CASH PERFORMANCE BONUS PLAN

1. Purpose. As part of its annual compensation program, Aireon LLC (the “Company”) has designed this 2013 Cash Performance Bonus Plan (the “Bonus Plan”) for the 2013 calendar year. The Bonus Plan provides Participants with cash incentive awards based on the achievement of corporate and individual performance goals.

2. Definitions.

(a) “Actual Bonus Award” means, with respect to each Participant, the award determined pursuant to Section 5(g).

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which parent or subsidiary status is determined within the foregoing definition.

(c) “Base Compensation” means the base salary or consulting fees, as applicable, actually earned by a Participant during the Performance Period. Such Base Compensation shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus Award” means an opportunity to receive payment of the Target Bonus Award and the Actual Bonus Award based on the terms of this Bonus Plan.

(f) “Bonus Pool” means, with respect to the Performance Period, the bonus pool established under the Bonus Plan for the payment of Actual Bonus Awards to Participants.

(g) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Bonus Plan.

(h) “Corporate Achievement Determination Date” means the date or dates upon which the Committee determines the Company’s level of achievement of the Corporate Performance Goals for the Performance Period and calculates the Bonus Pool for the Performance Period.

(i) “Corporate Bonus Pool Factor” means, with respect to the Performance Period, the percentage determined by the Committee based on the Company’s achievement of the Corporate Performance Goals during the Performance Period. The Corporate Bonus Pool Factor will be the sum of the percentages determined by the Committee with respect to the achievement of each individual Corporate Performance Goal based on the Committee’s determination regarding whether the individual Corporate Performance Goal was met at, in excess, or below the target goal; provided, however, that in no event will the Corporate Bonus Pool Factor exceed 150%.

(j) “Corporate Performance Goals” means the corporate goal(s) (or combined goal(s)) determined by the Committee, in its sole discretion, in accordance with Section 5(b). The goals are a set of weighted criteria and factors that may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, and may include stretch goals, all as the Committee will determine.

(k) “Corporate Performance Goal Determination Date” means the date or dates upon which the Committee sets the Corporate Performance Goals with respect to the Performance Period.

(l) “Participant” means an employee or consultant of the Company or an Affiliate who is eligible to participate in the Bonus Plan pursuant to Section 4.

(m) “Payout Determination Date” means the date or dates on which the Committee determines the Actual Bonus Awards payable to the Participants with respect to the completed Performance Period, in accordance with Section 5(g).

(n) “Performance Period” means the 2013 calendar year.

(o) “Personal Performance Factor” means, with respect to the Performance Period, the percentage determined by the Committee based on the Participant’s personal performance during the Performance Period.

(p) “Rule 405” means Rule 405 promulgated under the Securities Act of 1933, as amended.

(q) “Target Bonus Award” means the target bonus award potentially payable to a Participant in accordance with the target bonus percentage set forth in the Participant’s offer letter or other written agreement between the Participant and the Company, as such offer letter or agreement may be amended from time to time. A Participant’s Target Bonus Award equals the product of such target bonus percentage and the Participant’s Base Compensation.

3. Plan Administration.

(a) The Committee shall have the authority to adopt Corporate Performance Goals and to determine the Corporate Bonus Pool Factor for the Performance Period.

(b) Subject to Section 3(a), the Committee shall be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. The Committee may delegate some or all of the administration of the Bonus Plan to other employees of the Company, as necessary or desirable for proper administration of the Bonus Plan. The Committee shall have such powers as may be necessary to discharge its duties under the Bonus Plan, including, but not by way of limitation, the following:

(i) to determine eligibility and the amount, manner and time of payment of any Bonus Awards under the Bonus Plan, including authority to determine a Participant’s Personal Performance Factor;

(ii) to construe and interpret the terms of the Bonus Plan;

(iii) to prescribe forms and procedures for purposes of Bonus Plan participation and distribution of Bonus Awards; and

(iv) to adopt rules and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.

(c) Any rule or decision by the Committee that is not inconsistent with the provisions of the Bonus Plan shall be conclusive and binding on all persons be given the maximum deference permitted by law.

4. Eligibility. Employees of the Company or an Affiliate who are regularly employed (full or part time) by the Company or an Affiliate during the Performance Period and who are not participants in any other bonus plan of the Company or an Affiliate, including but not limited to the Iridium Communications Inc. 2013 Employee Cash Performance Bonus Plan or the Iridium Communications Inc. 2013 Executive Cash Performance Bonus Plan, and certain consultants of the Company or an Affiliate designated by the Committee from time to time are eligible to participate in the Bonus Plan. If an employee’s employment or a consultant’s service with the Company or an Affiliate commences after the beginning of the Performance Period, the Committee shall have the discretion to determine whether and on what basis (for example, an Actual Bonus Award that is pro-rated based on completed months of service during the Performance Period) such employee or consultant will be eligible to participate in the Bonus Plan. If the Participant’s Target Bonus Award changes during the Performance Period because of a change in the target bonus percentage set forth in the Participant’s offer letter or other written agreement with the Company or an Affiliate, the Participant’s Target Bonus Award will be pro-rated based on the number of days during the Performance Period when each of the target bonus percentages was in effect. A Participant must be employed by, or in the service of, the Company or an Affiliate through the date Actual Bonus Awards are paid to earn any award under the Bonus Plan; if the Participant’s employment or service terminates before such payment date, such Participant shall not be eligible to receive a Bonus Award, or any portion of a Bonus Award, except as provided in an applicable severance plan or in an individual employment, retention, or other written agreement between the Company or an Affiliate and such Participant. If an employee is on a leave of absence for a portion of the Performance Period or a consultant is not providing service during a portion of the Performance Period, to the extent such Participant is eligible for a Bonus Award under the Bonus Plan, such Bonus Award shall only be based on actual salary or fees, as applicable, earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave through insurance).

5. How the Bonus Plan Works.

(a) Bonus Plan Components. The Bonus Plan components are: (i) the Corporate Performance Goals; (ii) the Corporate Bonus Pool Factor; (iii) the Target Bonus Award; (iv) the Bonus Pool; (v) the Personal Performance Factor; and (vi) the Actual Bonus Award.

(b) Corporate Performance Goals. On the Corporate Performance Goal Determination Date, the Committee, in its sole discretion, shall establish the Corporate Performance Goals for the Performance Period.

(c) Corporate Bonus Pool Factor. On the Corporate Achievement Determination Date, the Committee, in its sole discretion, shall determine the Company’s level of achievement of the Corporate Performance Goals and the resulting Corporate Bonus Pool Factor.

(d) Target Bonus Award. On the Corporate Achievement Determination Date, the Committee shall calculate each Participant’s Target Bonus Award.

(e) Bonus Pool. On the Corporate Achievement Determination Date, the Committee shall calculate the Bonus Pool, which shall equal, in dollars, the product of (i) the sum of all Participants’ Target Bonus Awards and (ii) the Corporate Bonus Pool Factor. For example, if the Corporate Bonus Pool Factor is determined to be 110%, the Bonus Pool will equal 110% multiplied by the sum of all Participants’ Target Bonus Awards. The Company is under no obligation to pay out in Actual Bonus Awards the entire Bonus Pool. The Committee shall allocate the Bonus Pool to Participants based on each Participant’s Personal Performance Factor in accordance with Sections 5(f) and 5(g), but in no event may the sum of the Actual Bonus Awards payable to all Participants under the Bonus Plan exceed the Bonus Pool.

(f) Personal Performance Factor. On the Payout Determination Date, the Committee, in its sole discretion, shall determine a Personal Performance Factor for each Participant ranging from 0% to 150%. A Participant’s Personal Performance Factor may be based upon the Committee’s assessment of the Participant’s performance against personal goals during the Performance Period that are established and reviewed in connection with the Company’s annual review process, or any additional factors the Committee considers relevant.

(g) Actual Bonus Award. On the Payout Determination Date, the Committee shall determine the Actual Bonus Award earned by each Participant by multiplying (i) the Participant’s Target Bonus Award by (ii) the Corporate Bonus Pool Factor and by (iii) the Participant’s Personal Performance Factor. For example, assuming a Participant’s Target Bonus Award equals $60,000, the Corporate Bonus Pool Factor equals 120% and the Participant’s Personal Performance Factor equals 100%, the Participant’s Actual Bonus Award would be $72,000 ($60,000 x 120% x 100%). In the event the sum of all Actual Bonus Awards calculated in accordance with the forgoing formula exceeds the Bonus Pool, each Actual Bonus Award will be reduced on a pro rata basis, such that the sum of the Actual Bonus Awards calculated after such reduction equals the Bonus Pool.

6. Actual Bonus Award Payment.

(a) Right to Receive Payment. Each Actual Bonus Award under the Bonus Plan shall be paid solely from the general assets of the Company. Nothing in the Bonus Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b) Form of Distributions. The Company shall distribute all Actual Bonus Awards to the Participants in cash. All payments under this Bonus Plan shall be subject to applicable tax withholdings.

(c) Timing of Distributions. Subject to Section 6(d), the Company shall distribute amounts payable to Participants as soon as is practicable following the Payout Determination Date for the Performance Period, but in no event later than the 15th day of the third calendar month after the end of the Performance Period. Payments under this Bonus Plan will be made in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), and this Bonus Plan shall be construed in accordance with such provision.

(d) Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Bonus Plan. Any such deferral elections will comply with the requirements of Section 409A of the Internal Revenue Code, as amended, and will be subject to such rules and procedures as will be determined by the Committee in its sole discretion.

7. Amendment and Termination of the Bonus Plan. The Committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Bonus Award granted hereunder. At no time before the actual distribution of funds to Participants under the Bonus Plan shall any Participant accrue any vested interest or right whatsoever under the Bonus Plan except as otherwise stated in the Bonus Plan.

8. No Guarantee of Employment. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment or service upon Participants, whose employment or service will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.